UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2025

LUMINAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38791	83-1804317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2603 Discovery Drive, Suite 100
Orlando, Florida 32826
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (407) 900-5259

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	LAZR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed on a Current Report on Form 8-K filed by Luminar Technologies, Inc. (the “Company”) on May 15, 2025 (the “Original Form 8-K”), Paul Ricci was appointed as Chief Executive Officer effective on or about May 21, 2025, the anticipated start date of his employment. The Company is filing this Amendment No. 1 to the Original Form 8-K (this “Amendment”) to provide information regarding Mr. Ricci’s compensation which was not available at the time of the filing of the Original Form 8-K. Subsequent to the filing of the Original Form 8-K, on May 26, 2025, the Company entered into an employment agreement with Mr. Ricci, which sets forth May 27 as the date on which his employment with the Company would commence.
Mr. Ricci’s employment agreement provides for a base salary and annual incentive award opportunity as determined by the Committee. As a material inducement for Mr. Ricci to accept employment with the Company and enter into the employment agreement as described in Nasdaq Listing Rule 5635(c)(4), the employment agreement also provides for the grant of (i) restricted stock units (“RSUs”) that are subject to time-based vesting on a semi-annual basis over a three-year period following the employment start date; (ii) RSUs that are subject to performance-based vesting (“PSUs”) as to one-third of the award upon achievement of each of three performance goals that require Company market capitalization appreciation; and (iii) RSUs that are fully vested upon grant and subject to clawback by the Company if within 12 months following the employment start date, the Company terminates his employment for “cause” or he resigns without “good reason.”
Mr. Ricci’s employment agreement also provides that in the event he experiences a qualifying termination outside of a change in control period, he would receive: (i) a lump-sum cash payment equal to 1.5 times his base salary and 1.5 times his target bonus for an 18-month period; (ii) a prorated target bonus for the year of termination in a lump sum; (iii) full payment of the bonus for any completed performance period not yet paid to him based on actual performance (and without any discretionary reductions applied), in a lump sum; (iv) continued Company-paid premiums for COBRA coverage under the Company’s group health, dental and vision care plans for him and his eligible dependents for 18 months; and (v) 12 months of vesting acceleration of time-based equity awards, and vesting of any PSUs subject to any market capitalization appreciation goal that is achieved within 30 days after the covered termination.
Mr. Ricci’s employment agreement also provides that in the event of a qualifying termination of employment on or within the period beginning 90 days prior to and ending 18 months following a change in control of the Company, Mr. Ricci is entitled to receive: (i) a lump-sum cash payment equal to 2.0 times his base salary and 2.0 times his target bonus for a 24-month period; (ii) a prorated target bonus for the year of termination in a lump sum; (iii) full payment of the bonus for any completed performance period not yet paid to the executive based on actual performance (and without any discretionary reductions applied), in a lump sum; (iv) continued Company-paid premiums for COBRA coverage under the Company’s group health, dental and vision care plans for him and his eligible dependents for 18 months; and (v) 100% vesting acceleration of equity awards, with any awards subject to performance-based vesting deemed as having achieved performance at 100% of target levels.
To receive any severance benefits, Mr. Ricci must sign a release of claims against the Company and comply with the Company’s confidentiality and restrictive covenants agreement.
Mr. Ricci’s employment agreement further provides that in the event his employment is terminated due to death or disability, he will receive benefits no less favorable than the Company’s other senior executive officers and directors and in all events no less favorable than: 12 months of vesting acceleration of time-based equity awards; and continued Company-paid premiums for COBRA coverage under the Company’s group health, dental and vision care plans for him, as applicable, and his eligible dependents for 12 months.
The foregoing summary of Mr. Ricci’s employment agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of Mr. Ricci’s employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Except as expressly set forth herein, this Amendment does not amend the Original Form 8-K in any way and does not modify or update any other disclosures contained in the Original Form 8-K. This Amendment supplements the Original 8-K and should be read in conjunction with the Original Form 8-K.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated May 26, 2025, by and between Luminar Technologies, Inc. and Paul Ricci.
104	Cover page interactive data file formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminar Technologies, Inc.

Date: May 27, 2025	By:	/s/ Thomas J. Fennimore
	Name:	Thomas J. Fennimore
	Title:	Chief Financial Officer